Exhibit 99.1

flexion

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Where It Matters

Flexion Therapeutics Reports Third-Quarter 2019 Financial Results and Recent Business Highlights

•	Company reported ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) net sales of $21.8 million in Q3 representing 29% growth over Q2
•	Full-year 2019 ZILRETTA net sales guidance range tightened to $70 million to $75 million
•	Flexion initiated Phase 2 trial investigating ZILRETTA in shoulder osteoarthritis (OA) and adhesive capsulitis
•	Pipeline bolstered with FDA clearance of IND for FX201, a gene therapy product candidate for OA, and the addition of FX301, a novel NaV1.7 inhibitor product candidate for post-operative pain
•	Conference call scheduled for today at 4:30 p.m. ET

BURLINGTON, Mass., November 7, 2019 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today reported financial results and recent business highlights for the quarter ended September 30, 2019.

“The third quarter was marked by outstanding commercial execution and growing ZILRETTA utilization in the market as demonstrated by $21.8 million in net sales,” said Michael Clayman, M.D., President and Chief Executive Officer. “Based on our strong sales performance through the first three quarters of 2019, we are tightening our full-year 2019 ZILRETTA net sales guidance to $70 million to $75 million.”

Dr. Clayman added, “In addition to our excellent commercial performance, we also achieved several other key milestones including the FDA clearance of the IND for FX201 and the addition of a new pipeline program, FX301, for post-operative pain. Furthermore, we recently initiated a Phase 2 trial to evaluate the safety and efficacy of ZILRETTA in shoulder OA and adhesive capsulitis. We also made the strategic decision to discontinue our trial in hip OA.”

Third-Quarter Results & Financial Highlights

The Company reported net sales of ZILRETTA of $21.8 million and $7.0 million for the three months ended September 30, 2019 and 2018, respectively. Cost of sales was $2.9 million and $1.6 million for the three months ended September 30, 2019 and 2018, respectively.

Research and development expenses were $20.9 million and $13.6 million for the three months ended September 30, 2019 and 2018, respectively. The increase in research and development expenses of $7.4 million was primarily due to a $3.0 million upfront payment to Xenon Pharmaceuticals for the global rights to XEN402 and $3.8 million for increased development expenses for ZILRETTA clinical trial costs related to shoulder and hip and other life cycle management activities.

Exhibit 99.1

Selling, general and administrative expenses were $32.1 million and $32.8 million for the three months ended September 30, 2019 and 2018, respectively. Selling expenses were $23.9 million and $23.7 million for the three months ended September 30, 2019 and 2018, respectively, which represents an increase of $0.2 million. General and administrative expenses were $8.2 million and $9.1 million for the three months ended September 30, 2019 and 2018, respectively, which represents a decrease of $0.9 million.

Interest income was $0.7 million and $1.2 million for the three months ended September 30, 2019 and 2018, respectively. Interest expense was $4.7 million and $3.9 million for the three months ended September 30, 2019 and 2018. The Company reported a net loss of $38.2 million for the third quarter of 2019, compared to a net loss of $43.6 million for the same period of 2018.

As of September 30, 2019, the Company had approximately $175.8 million in cash, cash equivalents, and marketable securities compared with $258.8 million as of December 31, 2018.

ZILRETTA Commercial Metrics

Since the launch of ZILRETTA in November 2017 through September 30, 2019:

•

3,130 of Flexion’s approximately 4,600 target accounts had purchased ZILRETTA. This reflects growth of approximately 400 accounts over the period from launch through June 30, 2019, when 2,733 accounts had purchased product.

•	75% (2,344) of purchasing accounts had placed at least one reorder.
•

670 accounts had made ZILRETTA purchases of more than 50 units representing growth of 45% over the period from launch through June 30, 2019; 916 accounts had purchased 11 to 50 units; and 1,544 accounts had purchased between 1 and 10 units.

•	Accounts purchasing more than 50 ZILRETTA units have been responsible for 79% of total ZILRETTA purchases (approximately 109,000 units).

Recent News & Business Updates

•

Flexion recently initiated a Phase 2 clinical trial to investigate the safety and efficacy of ZILRETTA in the treatment of shoulder osteoarthritis (OA) pain as well as adhesive capsulitis, also known as “frozen shoulder.” The trial is expected to complete in the first half of 2021.

•

The Company previously announced that a Phase 3 trial of ZILRETTA in hip OA pain was paused due to a non-safety related issue which resulted in the inability to deliver a full dose in a small number of trial participants. In November, the Company determined that an exploratory study designed to resolve the issue was unsuccessful, and as a result, the Company made the decision to discontinue the Phase 3 trial.

Exhibit 99.1

Each year, fewer than 500,000 injections are administered for hip OA, as compared to approximately 1 million injections for shoulder OA and adhesive capsulitis combined and 7.8 million injections for OA knee pain.

•

On October 14, Flexion announced that the U.S. Food and Drug Administration (FDA) informed the company it needs additional time to complete the review of the supplemental New Drug Application (sNDA) related to repeat administration of ZILRETTA. The Company is in discussions with FDA and anticipates a decision in the coming weeks.

•

In early October, the FDA cleared the Investigational New Drug (IND) application for FX201, enabling the initiation of first-in-human trials. Nonclinical safety and efficacy data submitted in the IND application demonstrated that a single administration of FX201 was well-tolerated, had no significant biodistribution outside the target tissues, and pharmacology studies with the rat, mouse, and horse orthologues showed symptomatic improvement and delay in disease progression. The preclinical data established a potentially safe and efficacious starting dose for a Phase 1 single ascending dose study. The trial is expected to enroll approximately 15 - 24 patients who will be followed for 104 weeks, with initial readout anticipated in 2021. Flexion remains on track to treat the first patient by the end of the year.

FX201 data showing dose-dependent decreases in the severity of cartilage and bone lesions following anterior cruciate ligament transection in rats will be presented at the American College of Rheumatology (ACR) annual meeting on Tuesday, November 12 at 9:00 a.m. ET (Abstract: 1974).

•

At ACR, Flexion will also present data from a study which used machine learning to evaluate magnetic resonance imaging (MRI) data from the Osteoarthritis Initiative to develop a three-dimensional OA bone shape model of disease progression. The study looked at 47,858 knee MRIs (9,433 knees; 5,031 without OA), taken at various time points over an eight-year period, with the aim of establishing a relationship between structure and clinical outcomes. The poster will be presented on Tuesday, November 12 at 9:00 am ET (Abstract: 2196).

•

In October, results from a Phase 2a study evaluating the safety and systemic exposure of concurrent injections of ZILRETTA in patients with bilateral knee OA were published in the peer-reviewed journal, Therapeutic Advances in Musculoskeletal Disease. Findings from the open-label randomized study showed that concurrent, bilateral administration of ZILRETTA appeared safe and well tolerated, resulting in reduced systemic exposure and substantially lower plasma concentrations of triamcinolone acetonide compared to immediate-release triamcinolone acetonide in crystalline suspension.

•

In September, Flexion entered into a definitive agreement with Xenon Pharmaceuticals that provides the Company with the global rights to develop and commercialize XEN402, a NaV1.7 inhibitor, for control of post-operative pain. The new preclinical product candidate, known as FX301, will consist of XEN402 formulated for extended release from a

Exhibit 99.1

thermosensitive hydrogel for administration as a peripheral nerve block for control of post-operative pain. The thermosensitive formulation is designed to transition from a liquid into a gel within minutes following injection and provide local delivery of XEN402 near target nerves for up to a week. Unlike typical local anesthetics, the selective pharmacology of XEN402 has the potential to deliver effective pain relief while preserving motor function. As such, Flexion believes FX301 could enable ambulation, rapid discharge, and early rehabilitation following musculoskeletal surgery.

Conference Call
Flexion’s management will host a conference call today at 4:30 p.m. ET. The dial-in number for the conference call is 855-770-0022 for domestic participants and 908-982-4677 for international participants, with Conference ID # 2438387. A live webcast of the conference call can also be accessed through the “Investors” tab on the Flexion Therapeutics website, and a replay will be available online after the call.

Indication and Select Important Safety Information for ZILRETTA® (triamcinolone acetonide extended-release injectable suspension)

Indication: ZILRETTA (triamcinolone acetonide extended-release injectable suspension) is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee. It is not intended for repeat administration.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Exhibit 99.1

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA
On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide — a commonly administered, short-acting corticosteroid — with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

About FX201

FX201 is a locally administered gene therapy product candidate which utilizes a helper-dependent adenovirus (HDAd) vector, designed to stimulate the production of an anti-inflammatory protein, interleukin-1 receptor antagonist (IL-1Ra), whenever inflammation is present within the joint. Inflammation is a known cause of pain, and chronic inflammation is thought to play a major role in the progression of OA. By persistently suppressing inflammation, Flexion believes FX201 holds the potential to both reduce OA pain and modify the disease.

About FX301

FX301 is a locally administered NaV1.7 inhibitor product candidate formulated for extended release in a thermosensitive hydrogel. The initial development of FX301 is intended to support administration as a peripheral nerve block for control of post-operative pain. Flexion believes FX301 has the potential to provide effective pain relief while preserving motor function.

About Osteoarthritis (OA) of the Knee
OA, also known as degenerative joint disease, affects more than 30 million adults living in the U.S. and accounts for more than $185 billion in annual expenditures. In 2017, approximately 15 million Americans were diagnosed with OA of the knee and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity and sports injuries. Each year, approximately five million OA patients receive either a corticosteroid (immediate-release or extended-release) or hyaluronic acid intra-articular injection to manage their knee pain.

About Flexion Therapeutics
Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, the most common form of arthritis. The Company's core values are focus, ingenuity, tenacity, transparency and fun. For the past three years, Flexion has been named one of the Best Places to Work by the Boston Business Journal, and Flexion was recognized as a Top Place to Work in Massachusetts by The Boston Globe in 2017 and 2018. Visit flexiontherapeutics.com.

Exhibit 99.1

Forward-Looking Statements
This release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; expectations regarding future financial results; Flexion’s plans and expected timing for clinical and regulatory milestones and activities; potential impact of changes in the ZILRETTA label; expected increases in the rate of individuals with OA; and the potential therapeutic and other benefits of ZILRETTA, FX201 and FX301, are forward looking statements. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation; the risk that we may not be able to successfully maintain an effective sales force to commercialize ZILRETTA; competition from alternative therapies; risks inherent in clinical development and the regulatory approval process, including the risk that future clinical results will not be consistent with prior results, the risk that clinical trials may be delayed or terminated, and the risk that the FDA may not approve our regulatory submissions; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized, including as a result of limitations in ZILRETTA's label and package insert information; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; the risk that we may use our capital resources in ways that we do not currently expect; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the SEC on August 6, 2019 and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

Exhibit 99.1

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Three Months Ended September 30,
	2019	2018
Revenue	$ 21,786	$ 6,990

Operating expenses:
Cost of sales	2,872	1,619
Research and development	20,938	13,578
Selling, general and administrative	32,136	32,804
Total operating expenses	55,946	48,001
Loss from operations	(34,160)	(41,011)
Interest income (expense), net	(3,931)	(2,773)
Other (expense) income	(141)	144
Loss from operations before income tax	(38,232)	(43,640)
Net loss	(38,232)	(43,640)

Basic and diluted net loss per share	$ (1.00)	$ (1.15)
Basic and diluted weighted average number of common shares outstanding	38,125	37,818

Exhibit 99.1

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share information)

	Nine Months Ended September 30,
	2019	2018
Revenue	$ 49,303	$ 12,981

Operating expenses:
Cost of sales	6,032	5,264
Research and development	52,488	38,223
Selling, general and administrative	97,461	90,739
Total operating expenses	155,981	134,226
Loss from operations	(106,678)	(121,245)
Interest income (expense), net	(9,974)	(8,203)
Other income	395	364
Loss from operations before income tax	(116,257)	(129,084)
Net loss	(116,257)	(129,084)

Basic and diluted net loss per share	$ (3.06)	$ (3.42)
Basic and diluted weighted average number of common shares outstanding	38,043	37,712

Exhibit 99.1

FLEXION THERAPEUTICS SELECTED BALANCE SHEET DATA (in thousands)
	September 30,	December 31,
	2019	2018

Cash and cash equivalents	$ 87,769	$ 87,229
Marketable securities (current and non-current)	87,991	171,555
Total current assets	225,084	285,042
Working capital	187,294	248,425
Total assets	244,353	295,752
Total notes payable	40,070	13,607
Total convertible notes	151,204	144,879
Total stockholders' equity	7,173	110,079

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Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Senior Manager, Corporate Communications & Investor Relations

T: 781-305-7137

jdowns@flexiontherapeutics.com